Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

November 4, 2013

November 2013

Credit Suisse Structured Product Offering List

Please find the indicative terms for our November brokerage and advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

2 Year RTY EFA Contingent Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [6.00% -6.50%]* per annum for each period that a Coupon Barrier Event does not occur. If a Coupon Barrier Event occurs, no coupon will be paid during the corresponding coupon period. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QCT1	•[6.00%-6.50%]* p.a. if no Coupon Barrier Event	Lowest Performing of: Russell 2000® Index and the iShares® MSCI EAFE® ETF	Approximately 75.0%of Initial Level; European Knock-In	1.50%			11/25/13	11/29/13	11/30/2015

2 Year SPX RTY Contingent Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [6.00% - 6.50%]* per annum for each period that a Coupon Barrier Event does not occur. If a Coupon Barrier Event occurs, no coupon will be paid during the corresponding coupon period. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QCW4	•[6.00%-6.50%]* p.a. if no Coupon Barrier Event	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75.0%of Initial Level; European Knock-In	n/a			11/27/13	12/3/13	12/3/2015

Equity-Linked Alternatives

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

2 Year EEM Callable Buffered Return Securities
Unless the securities are redeemed earlier, if the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level. If the Final Level is less than its Initial Level by more than the Buffer Amount, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, investor can lose up to 90% of the principal amount. If the Final Level is less than its Initial Level by not more than the Buffer Amount, the redemption amount at maturity will equal the principal amount. If the securities are called by the Issuer, the investor will receive par plus a Call Return of 7%.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QCU8	• If Final Level > Initial Level, then a positive return based on the percentage change from the Initial Level to the Final Level. • If Final Level < Initial Level by not more than the Buffer Amount, then the principal amount. • If Final Level < Initial Level by more than the Buffer Amount, then a negative return corresponding to the depreciation of the Underlying + the Buffer Amount.	iShares® MSCI Emerging Markets ETF	10%	1.50%			11/25/13	11/29/13	11/30/2015

2 Year EEM Callable Buffered Accelerated Return Equity Securities
Unless the securities are redeemed earlier, if the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [105%-110%]*. If the Final Level is less than its Initial Level by more than the Buffer Amount, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, investor can lose up to 90% of the principal amount. If the Final Level is less than its Initial Level by not more than the Buffer Amount, the redemption amount at maturity will equal the principal amount. If the securities are called by the Issuer, the investor will receive par plus a Call Return of 10%.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QCX2

• If Final Level > Initial Level, then a positive return based on the percentage change from the Initial Level to the Final Level multiplied by [105%-110%]*.

•      If Final Level < Initial Level by not more than the Buffer Amount, then the principal amount.

• If Final Level < Initial Level by more than the Buffer Amount, then a negative return corresponding to the depreciation of the Underlying + the Buffer Amount.

		iShares® MSCI Emerging Markets ETF	10%	n/a			11/27/13	12/3/13	12/3/2015

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Contact Info.
Financial Products Group
Contact Information

Toll Free Group Number:	1-877-346-7763
Group Email Address:	u>structured.notes@credit-suisse.com

Credit Suisse Contact Information

Elaine Sam	James Bass	Stewart Warther	Andy Martin
elaine.sam@credit-suisse.com	james.bass@credit-suisse.com	stewart.warther@credit-suisse.com	andrew.martin@credit-suisse.com
212 325 5072	212 538 4488	212 538 0762	212 538 2645

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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